UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


    Date of report (Date of earliest event reported): Commission File Number
                     January 22, 1998                         1-8233




                                USF&G CORPORATION
               (Exact Name of Registrant as Specified in Charter)



                               Maryland 52-1220567
           (State of Incorporation) (IRS Employer Identification No.)



                 6225 Centennial Way, Baltimore, Maryland 21209
                    (Address of Principal Executive Offices)

                                 (410) 547-3000
              (Registrant's telephone number, including area code)

Item 5. Other Events

     USF&G previously has announced the consummation of the acquisition of Titan Holdings, Inc. ("Titan") on December 22, 1997. Under the terms of the Agreement and Plan of Merger among USF&G, United States Fidelity and Guaranty Company ("USF&G Company") and Titan, the shareholders of Titan were provided the right to elect to receive (a) $10.94 in cash and 0.4951 of a share of USF&G common stock (the "Standard Election"), (b) $21.88 in cash (the "Cash Consideration") or (c) 0.9902 of a share of USF&G common stock (the "Stock Consideration"), in each case subject to the prorations described in the Proxy Statement/Prospectus dated November 18, 1997 related to the merger. The period for making elections by holders of Titan common stock was set to expire on January 22, 1998 (the "Election Deadline").

     Since the date on which the Election and Transmittal Form was sent to Titan shareholders, The St. Paul Companies, Inc. ("St. Paul") and USF&G announced that they have entered into an Agreement and Plan of Merger dated as of January 19, 1998 providing for the merger of USF&G with a subsidiary of St. Paul. As a result of the proposed merger, USF&G will become a subsidiary of St. Paul. The transaction will provide shareholders of USF&G with St. Paul common stock having a value determined according to an exchange ratio based on the average price of St. Paul common stock over a defined period prior to the shareholders meeting for the merger (the "Average St. Paul Stock Price"). The exchange ratio will adjust to deliver USF&G shareholders $22.00 per share in value to the extent that the Average St. Paul Stock Price is between $74.00 and $78.00 per share. If the Average St. Paul Price exceeds $78.00 per share, USF&G shareholders will receive .2821 St. Paul shares for each USF&G share. If the Average St. Paul Stock Price falls below $74.00, USF&G shareholders will receive .2973 St. Paul shares for each USF&G share.


     On January 16, 1998, the last trading day before announcement of the proposed merger with St. Paul, the closing price of St. Paul common stock on the New York Stock Exchange ("NYSE") was $78.125 per share and the closing price of USF&G common stock on the NYSE was $21.4375 per share. On January 20, 1998, the day after the announcement of the proposed merger with St. Paul, the closing price of St. Paul common stock on the NYSE was $85.125 per share and the closing price of USF&G common stock on the NYSE was $23.4375 per share.


     As a result of the announcement of the proposed merger with St. Paul, USF&G has extended the Election Deadline until February 11, 1998, and all holders of Titan common stock are being provided an opportunity to modify their elections, if they so choose. Any such modification must be mailed or provided to USF&G's Transfer Agent, which is The Bank of New York, Reorganization Services, P.O. Box 11248, Church Street Station, New York, New York 10286 (1-800-507-9357). In addition, USF&G has announced that it will pay interest on the Cash Consideration to be paid to the Titan shareholders for the period from January 22, 1998 to February 11, 1998 at a rate equal to 7% per annum. USF&G also will pay interest at the same rate on the dividend of $0.07 per share payable in respect of USF&G common stock to be delivered in connection with the merger for the period from the January 31, 1998 payment date for the dividend to February 11, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                        USF&G CORPORATION



                                        By:   _________________________________
                                              /s/DAN L. HALE
                                              Dan L. Hale
                                              Executive Vice President and
                                              Chief Financial Officer

January 22, 1998